EXHIBIT 10(b)
                     Written Consent of Price Waterhouse LLP

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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-4 (the "Registration Statement") of our reports dated February 15, 1995, relating to the financial statements of PHL Variable Insurance Company, which appear in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Hartford, Connecticut
July 14, 1995